Exhibit 99.1

INPUT/OUT, INC.

NEWS RELEASE	CONTACTS:	J. Michael Kirksey
Chief Financial Officer
Input/Output (281) 879-3672

FOR IMMEDIATE RELEASE		Jack Lascar, Partner
Karen Roan, Vice President
DRG&E (713) 529-6600

I/O REPORTS SECOND QUARTER RESULTS

•                  Second quarter 2004 revenues of $62.3 million and earnings per share of $0.07

•                  Initial sale of System Four Digital-Analog system

•                  Company raises earnings guidance for 2004

HOUSTON – JULY 28, 2004 – Input/Output, Inc. (NYSE: IO) today announced second quarter 2004 net income of $4.2 million, or $0.07 per share, on revenues of $62.3 million compared to a net loss of $13.7 million, or $0.27 per share, on revenues of $34.6 million for the same period a year ago.

Bob Peebler, I/O’s President and Chief Executive Officer, said, “The second quarter of 2004 will prove to be the period when the key elements of I/O’s future were solidly put in place. We successfully completed the acquisition of GX Technology and the simultaneous equity offering of approximately 22,930,000 shares of common stock.  We also launched and sold our first System Four Digital-Analog system and continued to deliver our new VectorSeis Ocean seabed system in accordance with the contract signed in the first quarter.”

SECOND QUARTER 2004

Second quarter revenues of $62.3 million were above previous guidance of $45 to $55 million after excluding the $5.6 million of revenues contributed by GX Technology.  Concept Systems, which was acquired in February of this year, contributed revenues of $4.7 million during the quarter.  Land imaging revenues were $36.9 million compared to $22.4 million a year ago, and marine imaging revenues were $13.1 million compared to $10.9 million a year ago. The land imaging division had an increase in acquisition systems sales, including the sale of I/O’s first System Four Digital-Analog system.  The marine imaging division enjoyed attractive margins as the increased sales were in higher margin offerings such as VectorSeis Ocean and Digi positioning products.

Gross margin for the second quarter improved to 35% from 9% for the same period a year ago primarily due to higher margin sales in the land and marine imaging divisions and higher margin sales of Concept Systems software products.  Operating expenses for the second quarter were 26% of revenues compared to 38% for the second quarter last year.

Income from operations in the quarter was $5.6 million compared to a loss from operations of $10.3 million in the second quarter of 2003.  EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the second quarter was $9.7 million compared to a negative $10.6 million for the second quarter of last year.  You can find a reconciliation of EBITDA to reported earnings at the end of this press release.

FIRST HALF 2004

Revenues for the six months ended June 30, 2004 increased 30% from $75.7 million in the first half of 2003 to $98.6 million this year.  Approximately half of this increase is due to increases within the land and marine imaging divisions, with the other half due to the acquisitions of GX Technology and Concept Systems.

Gross margin for the first six months of 2004 rose to 35% compared to 15% in the first six months of 2003.  EBITDA for the first six months of 2004 was $13.2 million compared to a negative $11.0 million for the first six months of 2003. Income from operations increased to $6.6 million compared to a loss from operations in the prior year of $15.4 million.  For the six months ended June 30, 2004, I/O recorded net income of $3.6 million, or $0.07 per share, on revenues of $98.6 million compared to a net loss of $19.0 million, or $0.37 per share, on revenues of $75.7 million for the same period a year ago.

OUTLOOK

The following statements are based on our current expectations.  These statements are forward looking and actual results may differ materially.  Factors affecting these forward-looking statements are detailed below.

Mr. Peebler stated, “Looking at the first half of 2004, we are pleased with the results so far. We remain on plan to meet this year’s objectives, with solid prospects ahead.  The additions of GX Technology and Concept Systems added the key pieces we needed to build a seismic solutions company. We have shipped $15 million of VectorSeis systems through the first half, well on our way to our $40 million goal. VectorSeis sales are expected to grow in both the land and marine environments as acceptance of this new technology continues.”

Mike Kirksey, Executive Vice President and Chief Financial Officer, stated, “Based on our current pipeline of business, the expected impact of our new product introductions, and the acquisitions of GX Technology and Concept Systems, we now expect 2004 revenues to range between $255 and $270 million.  Much of our projected top line growth is expected to come from continued market penetration of our acquisition systems, an overall growth trend evident in the seismic market, both land and marine, and continued growth of GX Technology’s Integrated Seismic Solutions offering.  We expect full year 2004 gross margin percentage to be in the low 30’s, EBITDA to range between $35 and $45 million and earnings of $0.20 to $0.25 per share for the year.  As a result, for the third quarter of 2004, we expect revenues to range between $75 and $85 million and earnings per share to range between $0.06 and $0.10.”

Issuance of Inducement Options

In connection with its recent acquisition of GX Technology, I/O has entered into Employment Inducement Stock Option Agreements with certain key employees of GX Technology, providing for the grant of stock options to each such key employee to purchase shares of common stock of I/O as material inducements to their joining the company.  The options are exercisable for an aggregate amount of 434,000 shares of common stock and include options to purchase 85,000 shares of common stock of I/O granted to Michael Lambert, President of GX Technology.

CONFERENCE CALL

I/O has scheduled a conference call for Thursday, July 29, 2004, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2141 at least 10 minutes before the call begins and ask for the Input/Output conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 5, 2004.  To access the replay, dial 303-590-3000 and use pass code 11002858.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com.  Also, an archive of the web cast will be available shortly after the call on the company’s website for approximately 90 days.

I/O is the world’s leading, technology-only seismic services provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. The company’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East. Additional information is available at http://www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include statements concerning capital outlays by E&P companies and seismic contractors, future VectorSeis revenues, and fourth quarter revenues, gross margin, and net income per share.  Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties.  These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the Company’s restructuring program; risks associated with competitor’s product offerings and pricing pressures resulting there from; the Company’s inability to produce products to preserve and increase market share; and technological and marketplace changes affecting the Company’s product line.  Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission.

Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$62,326	$34,562	$98,614	$75,739
Cost of sales	40,525	31,588	64,552	64,308
Gross profit	21,801	2,974	34,062	11,431

Operating expenses:
Research and development	5,380	4,955	9,456	10,473
Marketing and sales	5,016	3,025	8,314	5,836
General and administrative	5,852	5,362	10,545	9,427
Gain on sale of assets	(47)	(82)	(896)	(37)
Impairment of long-lived assets	—	—	—	1,120
Total operating expenses	16,201	13,260	27,419	26,819

Income (loss) from operations	5,600	(10,286)	6,643	(15,388)

Interest expense	(1,497)	(843)	(2,993)	(2,188)
Interest income	290	525	758	1,116
Fair value adjustment of warrant obligation	—	(1,712)	—	(841)
Write-down of investment	—	(2,036)	—	(2,036)
Other income	140	369	158	663
Income (loss) before income taxes	4,533	(13,983)	4,566	(18,674)
Income tax expense (benefit)	347	(297)	938	291
Net income (loss)	$4,186	$(13,686)	$3,628	$(18,965)

Basic and diluted income (loss) per common share	$.07	$(0.27)	$.07	$(0.37)

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$36,065	$59,507
Restricted cash	845	1,127
Accounts receivable, net	58,630	34,270
Current portion notes receivable, net	11,920	14,420
Unbilled revenue	9,791	—
Inventories	56,511	53,551
Prepaid expenses and other current assets	4,674	3,703
Total current assets	178,436	166,578
Notes receivable	5,264	6,409
Net assets held for sale	2,430	3,331
Property, plant and equipment, net	39,619	27,607
Seismic data library	16,735	—
Deferred income taxes	1,149	1,149
Goodwill, net	148,270	35,025
Other assets, net	74,569	9,105
Total assets	$466,472	$249,204

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$5,161	$2,687
Accounts payable	23,035	12,531
Accrued expenses	28,956	15,833
Deferred revenue	13,134	2,060
Total current liabilities	70,286	33,111
Long-term debt, net of current maturities	79,976	78,516
Other long-term liabilities	3,625	3,813
Stockholders’ equity
Common stock	770	522
Additional paid-in capital	472,389	296,663
Accumulated deficit	(154,909)	(158,537)
Accumulated other comprehensive income	579	1,292
Treasury stock	(5,905)	(5,826)
Unamortized restricted stock compensation	(339)	(350)
Total stockholders’ equity	312,585	133,764
Total liabilities and stockholders’ equity	$466,472	$249,204

Reconciliation of EBITDA to Net Income

(Non-GAAP Measures)

(In thousands)

(Unaudited)

EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or income (loss) per share calculated under generally accepted accounting principles (GAAP).  We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net income (loss)	$4,186	$(13,686)	$3,628	$(18,965)
Interest expense	1,497	843	2,993	2,188
Interest income	(290)	(525)	(758)	(1,116)
Income tax expense (benefit)	347	(297)	938	291
Depreciation and amortization expense	3,999	3,035	6,421	6,609
EBITDA	$9,739	$(10,630)	$13,222	$(10,993)